Exhibit 10.3

SECOND AMENDED AND RESTATED

2006 NON-EMPLOYEE DIRECTOR RESTRICTED STOCK PLAN

1. PURPOSE OF THE PLAN

The purpose of this Restricted Stock Plan (this “Plan”) is to advance the interests of MCG Capital Corporation (the “Company”) by providing to non-employee directors of the Company additional incentives, to the extent permitted by law, to exert their best efforts on behalf of the Company, and to provide a means to attract and retain persons of outstanding ability to the service of the Company. It is recognized that the Company’s efforts to attract or retain these individuals will be facilitated with this additional form of compensation.

2. ADMINISTRATION

This Plan shall be administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (“Board”), which is comprised solely of directors who are not interested persons of the Company within the meaning of Section 2(a)(19) of the Investment Company Act of 1940, as amended (the “Act”). The Committee shall interpret this Plan and, to the extent and in the manner contemplated herein, shall exercise the discretion reserved to it hereunder. The Committee may prescribe, amend and rescind rules and regulations relating to this Plan and make all other determinations necessary for its administration. The decision of the Committee on any interpretation of this Plan or administration hereof, if in compliance with the provisions of the Act and regulations promulgated thereunder, shall be final and binding with respect to the Company.

3. SHARES SUBJECT TO THE PLAN

The shares subject to this Plan shall be shares of the Company’s common stock, par value $0.01 per share (“Shares”). Subject to the provisions hereof concerning adjustment, the total number of shares that may be awarded as restricted shares under this Plan shall not exceed 100,000 Shares. Any Shares that were granted pursuant to an award of restricted stock under this Plan but that are forfeited pursuant to the terms of the Plan or an award agreement shall again be available under this Plan. Shares may be made available from authorized, un-issued or reacquired stock or partly from each. Shares granted pursuant to an award of restricted stock that are used to settle withholding obligations, pursuant to section 10.D infra, shall be counted against the number of shares available under the Plan.

4. PARTICIPANTS

(A) Non-Employee Directors. Members of the Board who are not employees of the Company (the “Participants”) will each be granted 7,500 shares of restricted stock on the date of the annual meeting of stockholders at which such director is elected to serve a three-year term. Such shares shall vest as to one-third of the total shares granted on the last day of the fiscal year for each year of the director’s term of service on the Board.

(B) Award Agreements. All restricted stock granted under the Plan will be evidenced by an agreement. The agreement documenting the award of any restricted stock granted pursuant to this Plan shall contain such terms and conditions as the Committee shall deem advisable, including but not limited to the lapsing of forfeiture restrictions. Agreements evidencing awards made to different Participants or at different times need not contain similar provisions. In the case of any discrepancy between the terms of the Plan and the terms of any award agreement, the Plan provisions shall control.

5. RESTRICTED STOCK

Each agreement representing an award of restricted stock shall state the number of Shares subject to the award and the terms and conditions pursuant to which the recipient of the award shall acquire a nonforfeitable right to the Shares awarded as restricted stock. Participants will each be granted 7,500 shares of restricted stock on the date of the annual meeting of stockholders at which such director is elected to serve a three-year term. Such shares shall vest as to one-third of the total shares granted on the last day of the fiscal year for each year of the director’s term of service on the Board.

6. LIMITATIONS ON RESTRICTED STOCK AWARDS

Grants of restricted stock awards shall be subject to the following limitations:

(A) The total number of shares that may be outstanding as restricted shares under all of the Company’s compensation plans (including shares granted pursuant to an award of restricted stock that are used to settle withholding obligations) shall not exceed ten (10) percent of the total number of Shares authorized and outstanding at any time.

(B) The amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights, together with any restricted stock issued pursuant to this Plan and any other compensation plan of the Company (including shares granted pursuant to an award of restricted stock that are used to settle withholding obligations), at the time of issuance shall not exceed 25% of the outstanding voting securities of the Company, provided, however, that if the amount of voting securities that would result from the exercise of all of the Company’s outstanding warrants, options, and rights issued to the Company’s directors, officers, and employees, together with any restricted stock issued pursuant to this Plan and any other compensation plan of the Company (including shares granted pursuant to an award of restricted stock that are used to settle withholding obligations), would exceed 15% of the outstanding voting securities of the Company, then the total amount of voting securities that would result from the exercise of all outstanding warrants, options, and rights, together with any restricted stock issued pursuant to this Plan and any other compensation plan of the Company (including shares granted pursuant to an award of restricted stock that are used to settle withholding obligations), at the time of issuance shall not exceed 20% of the outstanding voting securities of the Company.

7. TRANSFERABILITY OF RESTRICTED STOCK

While subject to forfeiture provisions, restricted stock shall not be transferable other than to the spouse or lineal descendants (including adopted children) of the Participant, any trust for the benefit of the Participant or the benefit of the spouse or lineal descendants (including adopted children) of the Participant, or the guardian or conservator of the Participant (“Permitted Transferees”).

8. TERMINATION OF RESTRICTED STOCK AWARDS

A Participant’s rights to Shares awarded as restricted stock shall, under all circumstances, be set forth in the agreement evidencing the award of restricted stock.

9. EFFECT OF CHANGE IN STOCK SUBJECT TO THE PLAN

Subject to any required action by the shareholders of the Company and the provisions of applicable corporate law, the number of Shares that has been authorized or reserved for issuance hereunder and the number of Shares covered by any applicable vesting schedule hereunder, shall be proportionately adjusted for (a) a division, combination or reclassification of any of the Shares or (b) a dividend payable in Shares. Such adjustments will not be made unless the Company receives an exemptive order from the Securities and Exchange Commission (the “Commission”) or written confirmation from the staff of the Commission that the Company may do so.

10. MISCELLANEOUS PROVISIONS

(A) The Committee is authorized to take appropriate steps to ensure that neither the grant of nor the lapsing of the forfeiture restrictions on awards under this Plan would have an effect contrary to the interests of the Company’s stockholders. This authority includes the authority to prevent or limit the granting of additional awards under this Plan.

(B) The granting of any award under the Plan shall not impose upon the Company any obligation to appoint or to continue to appoint as a director or employee any Participant, and the right of the Company and its subsidiaries to terminate the employment of any employee or other employee, or service of any director, shall not be diminished or affected by reason of the fact that an award has been made under the Plan to such Participant.

(C) All awards under this Plan shall be made within ten years from the earlier of the date of adoption of this Plan (or any amendment thereto requiring shareholder approval pursuant to the Code) or the date this Plan (or any amendment thereto requiring shareholder approval pursuant to the Code) is approved by the stockholders of the Company.

(D) Each Participant must satisfy all applicable federal, state, and local or other income and employment tax withholding obligations before the Company will deliver stock certificates or otherwise recognize ownership of common stock under an award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company elects not to or cannot withhold from other compensation, a Participant must pay the Company the full amount, if any, required for withholding or have a broker tender to the Company cash equal to the withholding obligations. Payment of withholding obligations is due before the Company will issue any Shares on release from forfeiture of an award. If approved by the Board or the Committee in its sole discretion, a Participant may satisfy such tax obligations in whole or in part by delivery (either by actual delivery or attestation) of shares of the Company’s common stock, including shares retained from the award creating the tax obligation, valued at their fair market value as of the date of the transaction; provided, however, except as otherwise provided by the Board, that the total tax withholding where stock is being used to satisfy such tax obligations cannot exceed the Company’s minimum statutory withholding obligations. Shares of common stock used to satisfy tax withholding requirements cannot be subject to any repurchase, forfeiture, unfulfilled vesting or other similar requirements. Consistent with Section 409A of the Internal Revenue Code, the Company will use the closing sales price of its shares of the Company’s common stock on the NASDAQ Global Select Market (or any other such exchange on which its shares of common stock may be traded in the future) as “fair market value” for all purposes under the Plan.

11. AMENDMENT AND TERMINATION

The Board may modify, revise or terminate this Plan at any time and from time to time, subject to applicable requirements in (a) the Company’s articles of incorporation or by-laws and (b) applicable law and orders. The Board shall seek stockholder approval of any action modifying a provision of the Plan where it is determined that such stockholder approval is appropriate under the provisions of (a) applicable law or orders, or (b) the Company’s articles of incorporation or by-laws. This Plan shall terminate when all Shares reserved for issuance hereunder have been issued and the forfeiture restrictions on all restricted stock awards have lapsed, or by action of the Board pursuant to this paragraph, whichever shall first occur.

12. EFFECTIVE DATE OF THE PLAN

The Plan shall become effective upon the latest to occur of (1) approval by the Board as a whole, as well as the required majority of the Company’s directors within the meaning of Section 57(o) of the Act, and (2) approval of this Plan by the shareholders of the Company.

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